Exhibit 99.1

VERITEX HOLDINGS, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS
Dallas, TX — April 24, 2017 —Veritex Holdings, Inc. (NASDAQ: VBTX), the holding company for Veritex Community Bank, announced today the results for the quarter ended March 31, 2017. The Company reported net income of $3.1 million, or $0.20 diluted earnings per share (EPS), compared to $3.2 million, or $0.27 diluted EPS, for the quarter ended December 31, 2016 and $2.8 million, or $0.26 diluted EPS, for the quarter ended March 31, 2016. Total assets increased $113.5 million to $1.5 billion from $1.4 billion for the quarter ended December 31, 2016, representing a 32.2% annualized growth rate, total loans increased $29.1 million to $1.0 billion from $991.9 million for the quarter ended December 31, 2016 representing a 11.7% annualized growth rate, and total deposits increased $102.1 million to $1.2 billion from $1.1 billion for the quarter ended December 31, 2016 representing a 36.5% annualized growth rate.
Malcolm Holland, the Company’s Chairman and Chief Executive Officer, said, “I am pleased with the continued execution of our strategic plan, both on the acquisition and organic growth fronts. On the acquisition front, the merger with Sovereign Bancorp Inc. remains on track and we anticipate a second quarter closing. Veritex and Sovereign integration teams completed the planning phase and are looking forward to a smooth closing and conversion process. Our shareholders and the shareholders of Sovereign approved the merger at the respective special meetings of shareholders on April 6, 2017. The Texas Department of Banking granted its approval of our regulatory application and we are prepared to close following approval from the Federal Reserve. “
“In addition to our efforts on the Sovereign acquisition this quarter, we continue to make meaningful investments to further enhance our organic growth. On March 1, 2017 we welcomed to our team Mr. Bob Stone as Executive Vice President and Managing Director of Commercial Real Estate Lending. Mr. Stone is a successful and well respected lending executive who brings 40 years of commercial real estate lending expertise. We believe he will add tremendous value to our organization over the coming years.” Mr. Holland continued, “In addition, we added two other seasoned lenders to our commercial lending team. In January, we announced the opening of our new branch in the attractive Turtle Creek area of Dallas, adding to our network of relationship-driven banking centers targeting private client and small to medium-sized businesses. We are excited about these developments and the positive impact they will have on our franchise and future growth plans.”
Mr. Holland also noted, “Even with significant ongoing investments in our infrastructure and expanding growth opportunities, we reported an increase in pre-tax, pre-provision income over both the prior quarter and prior year. Net income declined over the prior quarter primarily due to increased provision expense related to four isolated credit relationships totaling $603 thousand that were charged off in March. Our low level of nonperforming loans and past due credits continues to reflect ‘best in class’ status.”
First Quarter 2017 Financial Highlights

•	Net interest income was $11.3 million, an increase of $1.6 million, or 16.1%, compared to $9.7 million for the same period in 2016.

•	Total loans increased $135.6 million, or 15.3%, to $1.0 billion compared to $885.4 million as of March 31, 2016.

•	Total deposits increased $275.6 million, or 29.1%, to $1.2 billion compared to $946.1 million as of March 31, 2016.

•	Pre-tax, pre-provision income was $5.3 million, an increase of $250 thousand, or 4.9%, compared to $5.1 million for the same period in 2016.

•
Total stockholders’ equity increased $107.5 million to $242.7 million compared to $135.2 million as of March 31, 2016 with $95.0 million of the increase related to proceeds from our public offering completed in conjunction with the announcement of Sovereign Bancshares, Inc. (“Sovereign”) acquisition.

•	Nonperforming assets to total assets and net charge-offs to average loans remained low at 0.19% and 0.06% as of March 31, 2017.
Result of Operations for the Three Months Ended March 31, 2017
Net Interest Income
For the three months ended March 31, 2017, net interest income before provision for loan losses was $11.3 million and net interest margin was 3.21% compared to $10.5 million and 3.44%, respectively, for the three months ended December 31, 2016. Net interest income increased $733 thousand primarily due to an increase of $410 thousand in interest income on deposits in other banks as average interest-earning deposits in other banks increased $147.7 million. This increase was driven by proceeds of our public offering of common stock of $95 million which settled on December 20, 2016 and excess cash balances resulting from growth in customer deposits. In addition, the change in net interest income resulted from increased interest income on loans of $199 thousand as average loan balances increased $35.6 million due to organic loan growth during the three months ended March 31, 2017 compared to the three months ended December 31, 2016. The net interest margin decreased 23 basis points from the three months ended December 31, 2016. The decrease in net interest margin was partially due to a decrease in the average yield in interest-earning assets to 3.73% for the three months ended March 31, 2017 from 4.02% for the three months ended December 31, 2016. This was a result of interest-bearing deposits at other banks representing 20.8% of average interest earning assets for the three months ending March 31, 2017 compared to 12.2% of average interest earning assets at December 31, 2016. Interest-bearing deposits at other banks increased $147.7 million to $295.6 million with an average yield of 0.84% compared to $148.0 million with a 0.54% yield.
Net interest income before provision for loan losses increased by $1.6 million from $9.7 million to $11.3 million for the three months ended March 31, 2017 as compared to the same period during 2016. The increase in net interest income before provision for loan losses was primarily due to $1.5 million in increased interest income on loans resulting from average loan balance increases of $150.8 million compared to March 31, 2016. The net interest margin declined to 3.21% from the three months ended March 31, 2017 from 3.87% for the same three-month period in 2016. The 66 basis point decrease in net interest margin was partially due to increases in interest-bearing deposits in other banks and a resulting change in mix as described above for the three months ended March 31, 2017 compared to interest-bearing deposits in other banks of $70.1 million with an average yield of 0.53% representing 7.0% for the same period in 2016. The increase in interest-bearing deposits in other banks was primarily driven by proceeds of our public offering of common stock and increases in customer deposits as described above. In addition, the average yield on loans decreased 7 basis points to 4.78% for the three months ended March 31, 2017 from 4.85% for the same period in 2016. Decline in loan yields was the result of competitive pricing pressure and resulting yields on new loan originations and renewals below average yield of amortizing or paid-off loans. Also impacting the net interest margin decline was the increasing rate paid on interest-bearing liabilities. The rate paid on interest-bearing liabilities increased from 0.67% for the three months ended March 31, 2016 to 0.81% for the same period in 2017. The 14 basis point increase was related to an increase in premium money market accounts of $589.5 million with an average rate of 0.87% representing 65.2% of interest bearing liabilities for the three months ended March 31, 2017 compared to $329.7 million with an average rate of 0.73% representing 50.1% of interest bearing liabilities.
Noninterest Income
Noninterest income for the three months ended March 31, 2017 was $1.5 million, a decrease of $289 thousand or 15.8% compared to the three months ended December 31, 2016. The net decrease was primarily a result of decreased gains on sale of Small Business Administration (“SBA”) loans of $114 thousand, decreased gains on sale of mortgage loans of $109 thousand, and a decrease in dividend income from the bi-annual dividends received on Federal Reserve Bank stock of $100 thousand received and included in other noninterest income in the three months ended December 31, 2016.
Compared to the three months ended March 31, 2016, noninterest income grew $162 thousand or 11.8%. The increase was primarily a result of an increase in ATM and debit card fees of $70 thousand, increased gain on sale of SBA loans of $255 thousand, and increased gains on sale of mortgage loans of $23 thousand. In addition, the net gains were offset by the reduction in gain on sale of loans due to the one time $193 thousand gain on sale of loans acquired with the IBT loan portfolio in March 31, 2016 which was not a factor as of March 31, 2017.
Noninterest Expense
Noninterest expense was $7.5 million for the three months ended March 31, 2017, compared to noninterest expense of $7.1 million for the three months ended December 31, 2016, an increase of $366 thousand or 5.2%. The increase was primarily due to increases in salaries and employee benefits and professional fees.
Salaries and employee benefits expense was $3.9 million for the three months ended March 31, 2017, compared to $3.7 million for the three months ended December 31, 2016, an increase of $258 thousand or 7.1%. The increase was primarily attributable to employee compensation increases of $137 thousand resulting from annual merit increases and the addition of four new full-time equivalent employees and $168 thousand relating to an increase in payroll taxes on annual bonuses. Additionally, Federal Deposit Insurance Corporation (“FDIC”) assessment fees increased $45 thousand and lease expenses increased $52 thousand primarily due to the opening of the Turtle Creek branch in January 2017. Nonrecurring acquisition related costs were $88 thousand for the three months ended March 31, 2017.

Compared to the three months ended March 31, 2016, noninterest expense increased $1.5 million, or 24.7%, to $7.5 million for the three months ended March 31, 2017. The increase was primarily due to increases in salaries and employee benefits and in professional fees.
Salaries and employee benefits expense was $3.9 million for the three months ended March 31, 2017, compared to $3.2 million for the three months ended March 31, 2016, an increase of $734 thousand or 23.1%. The increase was primarily attributable to employee compensation increases of $411 thousand resulting from annual merit increases and the addition of twelve new full-time equivalent employees and a $204 thousand increase in incentive costs primarily relating to lender incentives.
Additionally, FDIC assessment fees increased $122 thousand, occupancy expenses increased $125 thousand, and professional expenses increased $225 thousand primarily due to an increase in professional services relating to the Sovereign merger as well as director compensation costs compared to the three months ended March 31, 2016.
Income Taxes
Income tax expense for the three months ended March 31, 2017 totaled $1.4 million, a decrease of $280 thousand, or 17.2%, compared to the three months ended December 31, 2016. The Company’s effective tax rate, before reporting the net impact of discrete items, was approximately 34.2% and 34.3% for the three months ended March 31, 2017 and the three months ended December 31, 2016, respectively. The Company’s provision for income taxes for the three months ended March 31, 2017, was impacted by a net discrete tax benefit of $172 thousand associated with the recognition of excess tax benefit realized on share-based payment awards. The Company’s effective tax rate, after including the net impact of discrete tax items, was approximately 30.4% and 34.3%, respectively for the three months ended March 31, 2017 and the three months ended December 31, 2016.
Compared to the three months ended March 31, 2016, income tax expense decreased $80 thousand, or 5.6%, to $1.4 million for the three months ended March 31, 2017. The Company’s effective tax rate, before reporting the net impact of discrete items, was approximately 34.2% for the three months ended March 31, 2017 compared to 34.1%. The change in income tax expense from the three months ended March 31, 2016 was primarily due to the $205 thousand increase in net operating income offset by the impact of the net discrete tax benefit of $172 thousand during the three months ended March 31, 2017 compared to the $16 thousand net discrete item during the three months ended March 31, 2016. The Company’s effective tax rate, after including the net impact of discrete tax items, was approximately 30.4% and 33.7% for the three months ended March 31, 2017 and the three months ended March 31, 2016.
Financial Condition
Loans (excluding loans held for sale and deferred loan fees) at March 31, 2017 were $1.0 billion, a increase of $29.1 million or 2.9% compared to $991.9 million at December 31, 2016. The net increase from December 31, 2016 was primarily the result of gross loan growth of $135.2 million which was offset by $106.1 million in loan pay downs and payoffs during the first quarter.
Loans (excluding loans held for sale and deferred loan fees) increased $135.6 million, or 15.3%, compared to $885.4 million at March 31, 2016. The growth over March 31, 2016 is due to the continued execution and success of our organic growth strategy.
Deposits at March 31, 2017 were $1.2 billion, an increase of $102.1 million, or 9.1%, compared to $1.1 billion at December 31, 2016. The increase from December 31, 2016 was primarily due to an increase of $81.3 million in savings accounts, $10.6 million in non-interest bearing deposits, $10.3 million in business checking, and $4.6 million in money market accounts. The increase in deposits was primarily due to a single customer deposit of $71.4 million; the remaining deposit increase was due to organic growth, partially offset by wholesale deposit repayment of $4.0 million.
Deposits increased $275.6 million, or 29.1%, compared to $946.1 million at March 31, 2016. The increase from March 31, 2016 was primarily due to an increase in financial institution money market accounts of $163.7 million resulting from the launch of a correspondent banking group, organic growth in retail and business money market accounts of $52.9 million, growth in time deposits of $33.8 million, and an increase of $41.7 million in noninterest bearing deposits which was partially offset by decreases in wholesale deposits of $104.2 million.
Advances from the Federal Home Loan Bank were $38.3 million at March 31, 2017 and December 31, 2016 compared to $38.4 million at March 31, 2016.

Asset Quality
The allowance for loan losses was 0.86%, 0.86%, and 0.83% of total loans at March 31, 2017, December 31, 2016, and March 31, 2016, respectively. The allowance for loan losses as a percentage of total loans over the three quarter periods was determined by the qualitative factors around the nature, volume and mix of the loan portfolio.
The provision for loan losses for the three months ended March 31, 2017 totaled $890 thousand compared to $440 thousand for three months ended December 31, 2016. The increase in provision for loan losses for the three months ended March 31, 2017 compared to December 31, 2016 was due to an increase in general provision requirements related to the charge-off of five C&I credits across four lending relationships totaling $603 thousand. The lending relationships were each in different industries with a unique set of circumstances that resulted in the decision to charge-off these loans. In addition, there was an increase in general provision requirements as loans held for investment increased 2.9% for the three months ended March 31, 2017. The increase of $45 thousand in provision for loan losses from March 31, 2016 to March 31, 2017 was due to the general provision required from the charge-off of loans in the period which was partially offset by a decrease in loan growth compared to the same period in 2016.
Other real estate owned totaled $998 thousand at March 31, 2017 compared to $662 thousand at December 31, 2016 and $493 thousand at March 31, 2016. Non-accrual loans were $1.7 million at March 31, 2017 compared to $941 thousand at December 31, 2016 and $525 thousand at March 31, 2016. At March 31, 2017 and December 31, 2016, non-accrual loans to our total loans held for investment was minimal at 0.17% and 0.09%, respectively.
Nonperforming assets totaled $2.9 million, or 0.19%, of total assets at March 31, 2017 compared to $2.4 million, or 0.17%, of total assets at December 31, 2016. Nonperforming assets were $1.2 million, or 0.11%, of total assets at March 31, 2016. The increase of $458 thousand in nonperforming assets compared to December 31, 2016 was primarily due to an increase in non-accrual loans of $745 thousand and an increase in other real estate owned of $336 thousand which was partially offset by a decrease in accruing loans past due over 90 days of $623 thousand.
Non-GAAP Financial Measures
The Company’s management uses certain non-GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Specifically, the Company reviews and reports tangible book value per common share, the tangible common equity to tangible assets ratio and pre-tax, pre-provision income. The Company has included in this release information related to these non-GAAP financial measures for the applicable periods presented. Please refer to “Consolidated Financial Highlights” at the end of this release for a reconciliation of these non-GAAP financial measures.
About Veritex Holdings, Inc.
Headquartered in Dallas, Texas, Veritex Holdings, Inc. is a bank holding company that conducts banking activities through its wholly-owned subsidiary, Veritex Community Bank, with eleven branch locations throughout the Dallas metropolitan area and one mortgage office. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System.
For more information, visit www.veritexbank.com
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release may contain certain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about the Company and its subsidiaries. Forward-looking statements include information regarding the Company’s future financial performance, business and growth strategy, projected plans and objectives, and related transactions, integration of the acquired businesses, ability to recognize  anticipated operational efficiencies, and other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to whether the Company can: successfully implement its growth strategy, including identifying acquisition targets and consummating suitable acquisitions; continue to sustain internal growth rate; provide competitive products and services that appeal to its customers and target market; continue to have access to debt and equity capital markets; and achieve its performance goals.  Other risks include, but are not limited to: difficulties and delays in integrating the Company’s and Sovereign’s businesses or fully realizing cost savings and benefits; the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); business description following the Sovereign acquisition; economic conditions, including currency rate fluctuations and interest rate fluctuations; and weather. These and various other factors are discussed in the Company’s Final Prospectus Supplement, dated December 15, 2016, filed pursuant to Rule 424(b)(5), the Company’s joint proxy statement/prospectus filed on February 17, 2017, the Company’s Annual Report on Form 10-K filed on March 10, 2017, and other reports and statements the Company has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from the Investor Relations section on the Company’s website, www.veritexbank.com, under the “About Us” tab.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Consolidated Financial Highlights - (Unaudited)
(In thousands, except share and per share data)

	At and For the Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Selected Financial Data:
Net income	$3,098	$3,190	$3,375	$3,173	$2,813
Total assets	1,522,015	1,408,507	1,269,238	1,215,497	1,130,480
Total loans(1)	1,020,970	991,897	926,712	928,000	885,415
Provision for loan losses	890	440	238	527	845
Allowance for loan losses	8,816	8,524	8,102	7,910	7,372
Noninterest-bearing deposits	338,226	327,614	304,972	354,570	296,481
Total deposits	1,221,696	1,119,630	1,077,217	1,027,729	946,058
Total stockholders’ equity	242,725	239,088	142,423	138,850	135,241
Summary Performance Ratios:
Return on average assets(2)	0.83%	0.97%	1.10%	1.12%	1.04%
Return on average equity(2)	5.20	8.11	9.50	9.26	8.39
Net interest margin(3)	3.21	3.44	3.70	3.90	3.87
Efficiency ratio(4)	58.26	57.39	56.64	54.13	54.01
Noninterest expense to average assets(2)	1.99	2.16	2.29	2.23	2.20
Summary Credit Quality Data:
Nonaccrual loans	$1,686	$941	$1,087	$1,028	$525
Accruing loans 90 or more days past due	212	835	357	5,634	141
Other real estate owned	998	662	662	493	493
Nonperforming assets to total assets	0.19%	0.17%	0.17%	0.59%	0.11%
Nonperforming loans to total loans	0.19	0.18	0.16	0.72	0.08
Allowance for loan losses to total loans	0.86	0.86	0.87	0.85	0.83
Net charge-offs to average loans outstanding	0.06	0.03	0.03	0.03	0.03
Capital Ratios:
Total stockholders’ equity to total assets	15.95%	16.97%	11.22%	11.42%	11.96%
Tangible common equity to tangible assets(5)	14.31	15.23	9.14	9.25	9.63
Tier 1 capital to average assets	14.65	16.82	9.82	10.21	10.38
Tier 1 capital to risk-weighted assets	19.94	20.72	12.04	11.88	12.03
Common equity tier 1 (to risk weighted assets)	19.66	20.42	11.72	11.56	11.69
Total capital to risk-weighted assets	21.20	22.02	13.38	13.23	13.38
___________________________

(1)
Total loans does not include loans held for sale and deferred fees. Loans held for sale were $1.9 million at March 31, 2017, $5.2 million at December 31, 2016, $4.9 million at September 30, 2016, $4.8 million at December 31, 2016 and $3.6 million at March 31, 2016. Deferred fees were $48 thousand at March 31, 2017, $55 thousand at December 31, 2016, $51 thousand at September 30, 2016, $52 thousand at December 31, 2016, and $65 thousand at March 31, 2016.

(2)
We calculate our average assets and average equity for a period by dividing the sum of our total assets or total stockholders’ equity, as the case may be, at the close of business on each day in the relevant period, by the number of days in the period. We have calculated our return on average assets and return on average equity for a period by dividing net income for that period by our average assets and average equity, as the case may be, for that period.

(3)	Net interest margin represents net interest income, annualized on a fully tax equivalent basis, divided by average interest-earning assets.

(4)	Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(5)
We calculate tangible common equity as total stockholders’ equity less preferred stock, goodwill, core deposit intangibles and other intangible assets, net of accumulated amortization, and we calculate tangible assets as total assets less goodwill, and core deposit intangibles and other intangible assets, net of accumulated amortization. Tangible common equity to tangible assets is a non-GAAP financial measure, and, as we calculate tangible common equity to tangible assets, the most directly comparable GAAP financial measure is total stockholders’ equity to total assets. Our management believe that this measure is important to many investors in the market place who are interested in relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total stockholders’ equity and assets while not increasing our tangible common equity or tangible assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the table captioned “Reconciliation GAAP —NON-GAAP–(Unaudited).”

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets - (Unaudited)
(In thousands, except share and per share data)

	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
ASSETS
Cash and due from banks	$23,021	$15,631	$15,837	$12,951	$12,416
Interest bearing deposits in other banks	262,714	219,160	162,750	114,293	79,967
Total cash and cash equivalents	285,735	234,791	178,587	127,244	92,383
Investment securities	138,698	102,559	86,772	83,677	79,146
Loans held for sale	1,925	5,208	4,856	4,793	3,597
Loans, net	1,012,106	983,318	918,559	920,039	877,978
Accrued interest receivable	2,845	2,907	2,414	2,259	2,252
Bank-owned life insurance	20,224	20,077	19,922	19,767	19,614
Bank premises, furniture and equipment, net	17,521	17,413	17,501	17,243	17,248
Non-marketable equity securities	7,375	7,366	7,358	7,035	5,541
Investment in unconsolidated subsidiary	93	93	93	93	93
Other real estate owned	998	662	662	493	493
Intangible assets, net	2,161	2,181	2,257	2,264	2,347
Goodwill	26,865	26,865	26,865	26,865	26,865
Other assets	5,469	5,067	3,392	3,725	2,923
Total assets	$1,522,015	$1,408,507	$1,269,238	$1,215,497	$1,130,480
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$338,226	$327,614	$304,972	$354,570	$296,481
Interest-bearing	883,470	792,016	772,245	673,159	649,577
Total deposits	1,221,696	1,119,630	1,077,217	1,027,729	946,058
Accounts payable and accrued expenses	1,631	2,914	2,082	1,611	2,122
Accrued interest payable and other liabilities	9,655	534	1,098	855	573
Advances from Federal Home Loan Bank	38,271	38,306	38,341	38,375	38,410
Junior subordinated debentures	3,093	3,093	3,093	3,093	3,093
Subordinated notes	4,944	4,942	4,984	4,984	4,983
Total liabilities	1,279,290	1,169,419	1,126,815	1,076,647	995,239
Commitments and contingencies
Stockholders’ equity:
Common stock	152	152	107	107	107
Additional paid-in capital	211,512	211,173	116,315	116,111	115,876
Retained earnings	32,388	29,290	26,101	22,725	19,552
Unallocated Employee Stock Ownership Plan shares	(209)	(209)	(309)	(309)	(309)
Accumulated other comprehensive (loss) income	(1,048)	(1,248)	279	286	85
Treasury stock, 10,000 shares at cost	(70)	(70)	(70)	(70)	(70)
Total stockholders’ equity	242,725	239,088	142,423	138,850	135,241
Total liabilities and stockholders’ equity	$1,522,015	$1,408,507	$1,269,238	$1,215,497	$1,130,480

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income - (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Interest income:
Interest and fees on loans	$11,883	$11,684	$11,589	$11,052	$10,355
Interest on investment securities	575	396	335	344	335
Interest on deposits in other banks	610	200	129	80	92
Interest on other	1	1	1	1	1
Total interest income	13,069	12,281	12,054	11,477	10,783
Interest expense:
Interest on deposit accounts	1,647	1,600	1,381	1,072	935
Interest on borrowings	169	161	156	177	158
Total interest expense	1,816	1,761	1,537	1,249	1,093
Net interest income	11,253	10,520	10,517	10,228	9,690
Provision for loan losses	890	440	238	527	845
Net interest income after provision for loan losses	10,363	10,080	10,279	9,701	8,845
Noninterest income:
Service charges and fees on deposit accounts	509	537	433	443	434
Gain on sales of investment securities	—	—	—	—	15
Gain on sales of loans	747	970	1,036	620	662
Bank-owned life insurance	187	194	193	191	193
Other	92	123	231	158	69
Total noninterest income	1,535	1,824	1,893	1,412	1,373
Noninterest expense:
Salaries and employee benefits	3,908	3,650	3,920	3,589	3,174
Occupancy and equipment	1,011	949	923	894	901
Professional fees	798	943	785	503	573
Data processing and software expense	360	308	296	270	284
FDIC assessment fees	258	213	179	132	137
Marketing	244	279	293	211	200
Other assets owned expenses and write-downs	25	24	9	55	75
Amortization of intangibles	95	95	95	95	95
Telephone and communications	102	107	98	100	97
Other	649	516	431	452	439
Total noninterest expense	7,450	7,084	7,029	6,301	5,975
Net income from operations	4,448	4,820	5,143	4,812	4,243
Income tax expense	1,350	1,630	1,768	1,639	1,430
Net income	$3,098	$3,190	$3,375	$3,173	$2,813
Basic earnings per share	$0.20	$0.28	$0.32	$0.30	$0.26
Diluted earnings per share	$0.20	$0.27	$0.31	$0.29	$0.26
Weighted average basic shares outstanding	15,199,924	11,298,689	10,705,115	10,696,366	10,693,800
Weighted average diluted shares outstanding	15,631,934	11,652,651	11,024,695	10,993,921	10,963,986

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation GAAP — NON-GAAP - (Unaudited)
(In thousands, except share and per share data)
The following table reconciles, at the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets and presents our tangible book value per share compared to our book value per common share:

	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Tangible Common Equity
Total stockholders’ equity	$242,725	$239,088	$142,423	$138,850	$135,241
Adjustments:
Goodwill	(26,865)	(26,865)	(26,865)	(26,865)	(26,865)
Intangible assets	(2,161)	(2,181)	(2,257)	(2,264)	(2,347)
Total tangible common equity	$213,699	$210,042	$113,301	$109,721	$106,029
Tangible Assets
Total assets	$1,522,015	$1,408,507	$1,269,238	$1,215,497	$1,130,480
Adjustments:
Goodwill	(26,865)	(26,865)	(26,865)	(26,865)	(26,865)
Intangible assets	(2,161)	(2,181)	(2,257)	(2,264)	(2,347)
Total tangible assets	$1,492,989	$1,379,461	$1,240,116	$1,186,368	$1,101,268
Tangible Common Equity to Tangible Assets	14.31%	15.23%	9.14%	9.25%	9.63%
Common shares outstanding	15,229	15,195	10,736	10,728	10,724

Book value per common share(1)	$15.94	$15.73	$13.27	$12.94	$12.61
Tangible book value per common share(2)	$14.03	$13.82	$10.55	$10.23	$9.89

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(1)
We calculate book value per common share as stockholders’ equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

(2)
We calculate tangible book value per common share as total stockholders’ equity less preferred stock, goodwill, and intangible assets, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of our common stock at the end of the relevant period. Tangible book value per common share is a non-GAAP financial measure, and, as we calculate tangible book value per common share, the most directly comparable GAAP financial measure is total stockholders’ equity per common share. Our management believes that this measure is important to many investors in the market place who are interested in changes from period to period on book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Reconciliation GAAP — NON-GAAP - (Unaudited)
(In thousands)
The following table reconciles net income from operations to pre-tax, pre-provision income:

	For the Three Months Ended
	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Pre-Tax, Pre-Provision Income
Provision for loan losses	$890	$440	$238	$527	$845
Net income from operations	4,448	4,820	5,143	4,812	4,243
Total pre-tax, pre-provision income(1)	$5,338	$5,260	$5,381	$5,339	$5,088
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(1)
We calculate pre-tax, pre-provision income by adding the total provision for loan losses to net income from operations for the relevant period. Pre-tax pre-provision income is a non-GAAP financial measure and as we calculate pre-tax, pre-provision income, the most directly comparable GAAP financial measure is net income. Our management believe that this measure is important to many investors in the market place who are interested in understanding our operating performance before provision for loan losses, which can vary from quarter to quarter, and income taxes.

VERITEX HOLDINGS, INC. AND SUBSIDIARY
Net Interest Margin - (Unaudited)
(In thousands)

	For the Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Total loans(1)	$1,007,622	$11,883	4.78%	$971,977	$11,684	4.78%	$856,861	$10,355	4.85%
Securities available for sale	119,226	575	1.96	96,814	396	1.63	77,567	335	1.73
Investment in subsidiary	93	1	4.36	93	1	4.28	93	1	4.31
Interest-bearing deposits in other banks	295,637	610	0.84	147,974	200	0.54	70,103	92	0.53
Total interest-earning assets	1,422,578	13,069	3.73	1,216,858	12,281	4.02	1,004,624	10,783	4.31
Allowance for loan losses	(8,558)			(8,353)			(6,891)
Noninterest-earning assets	103,692			98,381			90,275
Total assets	$1,517,712			$1,306,886			$1,088,008
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$858,420	$1,647	0.78%	$784,778	$1,600	0.81%	$605,829	$935	0.62%
Advances from FHLB	38,293	70	0.74	38,328	58	0.60	43,596	62	0.57
Other borrowings	8,064	99	4.98	8,077	103	5.07	8,076	96	4.77
Total interest-bearing liabilities	904,777	1,816	0.81	831,183	1,761	0.84	657,501	1,093	0.67
Noninterest-bearing liabilities:
Noninterest-bearing deposits	368,117			315,988			293,438
Other liabilities	3,209			3,153			2,624
Total noninterest-bearing liabilities	371,326			319,141			296,062
Stockholders’ equity	241,609			156,562			134,445
Total liabilities and stockholders’ equity	$1,517,712			$1,306,886			$1,088,008
Net interest rate spread(2)			2.92%			3.18%			3.64%
Net interest income		$11,253			$10,520			$9,690
Net interest margin(3)			3.21%			3.44%			3.87%
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(1)	Includes average outstanding balances of loans held for sale of $2,094, $5,517 and $3,542 for the three months ended March 31, 2017, December 31, 2016, and March 31, 2016, respectively.

(2)	Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)	Net interest margin is equal to net interest income divided by average interest-earning assets.